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Gen Announces Board Transitions, Welcomes John Chrystal
as Peter Feld Departs
TEMPE, Ariz. & PRAGUE – May 15th, 2025 – Gen Digital Inc. (NASDAQ: GEN), a global leader dedicated to powering Digital Freedom, today announced the departure of Peter Feld from its Board of Directors, following his impactful tenure that began in 2018. With this departure, Gen welcomes John Chrystal, former member of MoneyLion’s Board of Directors, who joins the Gen Board as the Company accelerates its innovation and focus on financial wellness.
Peter Feld has been an extraordinary force behind Gen’s evolution. Joining the board of Symantec in 2018, Peter played an integral role in transforming the Company. His leadership was instrumental in the creation of NortonLifeLock, the subsequent merger with Avast, and the birth of Gen as a global consumer Cyber Safety brand and category leader.
“Peter has been a crucial partner and an invaluable asset to Gen,” said Frank Dangeard, Chair of Gen’s Board of Directors. “His vision and commitment have been central to shaping our strategy and setting the foundation for our growth. His legacy will always remain a part of Gen's DNA as we look toward a future of empowering every individual to live their digital life confidently and securely. On behalf of the entire team, I want to extend my deepest gratitude to Peter for his contributions.”
Peter Feld said, “After serving for six years, it is time for me to step down from the Board. It has been an incredible journey, and I am thankful to Vincent, the entire management team, and the Board of Directors for their commitment to Gen and hard work towards delivering results and value creation. Gen is extremely well positioned for the future with a strong foundation and exciting new growth prospects through its evolution into financial wellness. I look forward to watching the company continue to thrive.”

Gen also introduces John Chrystal to its Board of Directors. With extensive expertise in fintech and financial innovation, John’s leadership comes at a pivotal time following Gen’s acquisition of MoneyLion, where he served as Chair of the Board of Directors. His appointment signals Gen’s deepening commitment to expanding its portfolio in financial wellness, enabling consumers to safeguard both their digital lives and their financial future. John’s experience will directly contribute to Gen’s renewed mission, extending beyond Cyber Safety, to include financial wellbeing.
John Chrystal adds, “I am excited and humbled to join the extraordinary management and Board team at Gen. I look forward to all the ways I can contribute to the company as it pursues its important mission. In today's world, trust-based solutions for digital and financial wellness are incredibly important. I look forward to aiding consumers as they strive to make the best financial choices possible, all while safeguarding their financial and digital future.”
With these transitions, Gen stands at the forefront of industry innovation, laser-focused on delivering unparalleled value to consumers across its family of trusted brands.
About Gen
Gen (NASDAQ: GEN) is a global company dedicated to powering Digital Freedom through its trusted consumer brands including Norton, Avast, LifeLock, MoneyLion and more. The Gen family of consumer brands is rooted in providing financial empowerment and cyber safety for the first digital generations. Today, Gen empowers people to live their digital lives safely, privately and confidently for generations to come. Gen brings award-winning products and services in cybersecurity, online privacy, identity protection and financial wellness to nearly 500 million users in more than 150 countries. Learn more at GenDigital.com.
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